Exhibit 5.1

June 21, 2021

New Beginnings Acquisition Corp.

800 1st Street

Unit 1

Miami Beach, FL 33139

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to New Beginnings Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) up to 68,250,000 shares (the “Shares”) of the common stock, par value $0.0001 per share, of the Company, issuable pursuant to the Business Combination Agreement, dated as of March 8, 2021 (the “Business Combination Agreement”), by and among the Company, Artemis Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Company and Airspan Networks Inc., a Delaware corporation, (ii) up to 9,000,000 warrants of the Company (each whole warrant, a “Warrant”) with each Warrant entitling the holder to purchase one share of common stock, par value $0.0001 per share, of the Company (each such share, a “Warrant Share”), for an aggregate of up to 9,000,000 Warrants to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and (iii) up to 9,000,000 Warrant Shares issuable upon exercise of the Warrants.

In connection with the furnishing of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)	the Registration Statement;

(ii)	the Business Combination Agreement;

(iii)	the Warrant Agreement;

(iv)	the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on October 29, 2020;

(v)	the Company’s Bylaws, adopted effective August 24, 2020;

(vi)	resolutions of the board of directors of the Company; and

(vii)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, the veracity of the Documents, and the legal capacity of all individuals executing any of the Documents. For the purposes of the opinions set forth below, we have also assumed that (i) in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance and (ii) before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived.

We have also assumed that (i) upon sale and delivery of the Shares, the Warrants and the Warrant Shares, the certificates representing such Shares, Warrants and Warrant Shares will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Shares, the Warrants and the Warrant Shares in uncertificated form will have been duly made in the register of the Company and (ii) at the time of execution, countersigning, issuance, and delivery of the Warrants, the Warrant Agreement will be a valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms.

As to questions of fact material to the opinion hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

Based upon the foregoing examination, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.	the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and non-assessable;

2.	when the Warrant Agreement has been duly executed and delivered by the parties thereto and the Warrants and the Warrant Shares have been issued and delivered in accordance with the Warrant Agreement against payment in full of the consideration payable therefor and as contemplated by the Warrant Agreement, the Warrant Shares underlying the Warrants will be duly authorized, validly issued, fully paid and non-assessable; and

3.	when the Warrant Agreement has been duly executed and delivered by the parties thereto and the Warrants have been duly executed by the Company and duly countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement, the Warrants will be binding obligations of the Company, enforceable against the Company in accordance with their terms, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations, as well as the federal laws of the United States of America. Our opinion is rendered only with respect to laws, and the rules, regulations and determinations thereunder, which are currently in effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP
GREENBERG TRAURIG, LLP